Diversified Corporate Resources Announces Discussions with Lenders and Resignation of Director

17th June 2004 ]

DALLAS, June 17th /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

On June 8, 2004, the Diversified Corporate Resources, Inc. (the "Company") announced that it had retained a specialized tax consultant to initiate discussions with the Internal Revenue Service regarding the payment of $2.5 million in unpaid Section 941 taxes owed by the Company for periods during the first and second quarters of 2004. Based on these discussions, the Company will have a time period of at least 120 days to either pay this liability in full or enter into a satisfactory payment plan, if necessary. Currently, the Company has $.6 million in a restricted cash account reserved for payment against this balance reducing the amount of required funds to approximately $1.9 million.

The nonpayment of taxes has caused Wells Fargo Business Credit, Inc. to declare, on June 14, 2004, that a default currently exists under the Accounts Purchase Agreement between Datatek Group Corporation, a wholly-owned subsidiary of the Company and Wells Fargo. Previous to this declaration, the Company had initiated discussions with other lenders regarding the payoff of balances due to Wells Fargo. Therefore, although the final outcome is not free from doubt, the Company plans to either complete a financing agreement with one of these lenders, or correct the default event(s) to the satisfaction of Wells Fargo on or before July 30, 2004. In the meantime, Wells Fargo is continuing to purchase accounts receivables from the Company.

Pending resolution of the above, the Company will be unable to release the 2003 financial statements, its Proxy Statement for the 2004 Annual Meeting and the filing with the Securities and Exchange Commission of its 2003 Annual Report on Form 10-K, its amended and restated Forms 10-Q for the first three quarters of 2003, and the Quarterly Report on Form 10-Q for the first quarter of 2004.

On June 18, 2004, the Company will present to the American Stock Exchange (the "Exchange") a plan, which would amend a plan previously submitted to the Exchange on May 24, 2004, whereby it would file the required SEC reports and otherwise regain full compliance on or before July 30, 2004, while, in the meantime, the halt in trading currently in effect would continue. The Exchange may or may not accept the amended plan. If such plan is not accepted, the Exchange may initiate delisting proceedings. These proceedings, including the periods set aside for appeals, are likely to take at least sixty days. The Company believes that the proceedings would terminate and its stock would resume trading if the Company filed the SEC reports and otherwise regained full compliance with the listing standards at any time during the pendency of such proceedings.

Effective June 10, 2004, W. Brown Glenn, Jr., has resigned as a director and President of the Company. Mr. Glenn did not request publication of any disagreement with the Company in connection with his resignation.

The Company will make further announcements as additional information becomes available.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.